AMENDMENT TO
PUREBASE COMMON STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO PUREBASE COMMON STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of July 14, 2025, is entered into between Arthur Scott Dockter, an individual ("Mr. Dockter") and US Mine Corp., a Nevada corporation (the "Holder"). Mr. Dockter and the Holder are collectively referred to herein as the "Parties" and individually as a "Party."

W I T N E S S E T H:

WHEREAS, on June 18, 2025 (the "Effective Date"), the Parties entered into a Common Stock Purchase Agreement (the "Agreement"), pursuant to which Mr. Dockter agreed to purchase from the Holder, and the Holder agreed to sell to Mr. Dockter, 122,945,823 Shares of Common Stock of Purebase Corporation; and

WHEREAS, the Parties desire to amend certain terms of the Agreement to add an Escrow Agreement, in the form attached as Exhibit A hereto, as further set forth below.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Capitalized Terms. Unless otherwise defined herein, all terms and conditions used in this Amendment shall have the meanings assigned to such terms in the Agreement.

2. Amendments to Note.

(a) Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"Section 1.1 Purchase of Shares; Escrow. The Holder hereby agrees to sell the Shares to Mr. Dockter, and Mr. Dockter hereby agrees to purchase the Shares from the Holder at the Purchase Price, subject to the terms and conditions of this Agreement. The Holder's obligations to transfer the Shares to Mr. Dockter shall be conditioned upon the full payment, in cash, of the Purchase Price by Mr. Dockter to the Holder within one (1) year of the Effective Date (the "Payment Deadline"). For the avoidance of doubt, the Holder shall have no obligation to transfer any of the Shares to Mr. Dockter unless and until Mr. Dockter has paid the full Purchase Price to the Holder prior to the Payment Deadline (such date that Mr. Dockter pays the Purchase Price to the Holder in full prior to the Payment Deadline, the "Payment Date"). The Shares and the funds representing the Purchase Price shall be held in escrow and released only in accordance with the terms and conditions of an escrow agreement, by and among Mr. Dockter, the Holder, and The Crone Law Group, P.C., in its capacity as escrow agent (the "Escrow Agent"), in the form attached as Exhibit A hereto (the "Escrow Agreement"). Promptly following the execution of the Escrow

Agreement, the Parties will cooperate to deliver to the Escrow Agent a certificate evidencing the Shares, duly endorsed for transfer in blank or accompanied by a duly executed stock power in the form attached hereto as Exhibit B, to be held and disbursed in accordance with the terms of the Escrow Agreement."

(b) Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

"Section 1.2 Closing. The closing of the purchase and sale of the Shares to Mr. Dockter by the Holder (the "Closing") shall occur on the Payment Date. The Closing will take place remotely by electronic exchange of signatures. At the Closing, the Shares and the funds representing the Purchase Price shall be released by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement."

(c) The stock power referred to in Section 1.2 of the Agreement shall be renumbered as Exhibit B to the Agreement, and the Escrow Agreement shall be inserted as Exhibit A to the Agreement.

3. Full Force and Effect. Except as herein amended, all provisions of the Agreement are hereby ratified and affirmed and remain in full force and effect. In the event of any conflict between any provision of this Amendment and the Agreement, the provisions of this Amendment shall be controlling. Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "herein" or words of like import shall mean and be a reference to the Agreement, as amended by this Amendment.

4. Further Assurances. Each Party hereto, without additional consideration, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party hereto to carry out the provisions and purposes of this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one Party to the other may be made by physical or electronic transmission to the applicable address and email address set forth in the Agreement.

6. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7. Governing Law. The substantive laws of the applicable state, as well as terms regarding forum and jurisdiction, as originally provided in the Agreement shall govern the construction of this Amendment and the rights and remedies of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

HOLDER:

US MINE CORP, a Nevada corporation

Signed by:
By: John Bremer
D48981E2A3C543B...
Name: John Bremer
Title: President

DocuSigned by:
By: [signature]
8D093BEBBEBE475...
Name: Arthur Scott Dockter

Exhibit A

Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of this 14th day of July, 2025, by and among US Mine Corp, a Nevada corporation ("US Mine Corp"), Arthur Scott Dockter, a California resident ("Mr. Dockter"), and The Crone Law Group, P.C., a California professional corporation, in its capacity as escrow agent hereunder (the "Escrow Agent") (US Mine Corp, Mr. Dockter, and Escrow Agent may hereinafter be collectively referred to as the "Parties" and individually as a "Party.")

RECITALS

WHEREAS, US Mine Corp is the owner of 122,945,823 shares (the "Shares") of common stock, par value $0.001 per share ("Common Stock"), of Purebase Corporation, a Nevada corporation (the "Company"); and

WHEREAS, on June 18, 2025 (the "Effective Date"), Mr. Dockter and US Mine Corp entered into a Common Stock Purchase Agreement (the "Purchase Agreement"), pursuant to which Mr. Dockter shall purchase from US Mine Corp, and US Mine Corp shall sell to Mr. Dockter, the Shares, for an aggregate purchase price of $14,555,665.84, plus interest, compounded monthly, at an annual rate equal to ten percent (10%), accruing from the Effective Date (the "Purchase Price"), in a closing (the "Closing") to occur no later than the one (1) year anniversary of the Effective Date (the "Purchase Period"), upon the terms and conditions set forth therein; and

WHEREAS, the Parties hereto desire to provide for the safekeeping of the Shares and the Escrowed Funds (as defined below) until such time as they are released by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement; and

WHEREAS, Equity Stock Transfer LLC ("Equity Stock") is the transfer agent for the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment of Escrow Agent.

(a) Appointment. US Mine Corp and Mr. Dockter hereby appoint Escrow Agent to act as escrow agent in accordance with the terms and conditions of this Agreement, and Escrow Agent hereby accepts such appointment.

(b) Intention to Create Escrow over Shares and Escrowed Funds. US Mine Corp and Mr. Dockter intend that the Shares and the Escrowed Funds (as defined below) shall be held in escrow by the Escrow Agent pursuant to this Agreement for their benefit.

(c) Escrow Agent to Deliver Transaction Documents and Escrowed Funds. The Escrow Agent shall hold and release the Shares and the Escrowed Funds only in accordance with the terms and conditions of this Agreement.

2. Escrow of Shares.

(a) Deposit of Certificate. Promptly following the execution of this Agreement, the Parties will cooperate to deliver a certificate evidencing the Shares (the "Certificate"), duly endorsed for transfer or accompanied by a duly executed stock power, to Escrow Agent to be held and disbursed in accordance with the terms of this Agreement. Escrow Agent shall acknowledge receipt of the Certificate.

(b) Stop Transfer Instructions. Upon execution of this Agreement, US Mine Corp and Mr. Dockter shall jointly instruct Equity Stock to place a "stop transfer" order on the Certificate, preventing any transfer or disposition of the Shares represented thereby until the end of the Purchase Period, except as expressly authorized in writing by US Mine Corp and Mr. Dockter, or as otherwise provided herein. Escrow Agent shall take reasonable steps to confirm with Equity Stock that such stop transfer order has been placed and that Equity Stock will not process any transactions related to the Shares represented by the Certificate without joint written authorization from US Mine Corp and Mr. Dockter. For the avoidance of doubt, the "stop transfer" order shall be lifted and be of no further force or effect upon the conclusion of the Purchase Period.

3. Escrow of Escrowed Funds.

(a) Deposit of Funds. On or before the date of the Closing, Mr. Dockter, or his assignees (each, a "Share Transferee"), shall deliver funds to the Escrow Agent by wire transfer, in the aggregate amount of the Purchase Price (the "Escrowed Funds"), to the following escrow account:

Bank:	JPMorgan Chase Bank, N.A 1333 4th Street, Santa Monica CA 90401
ABA Routing #:	322271627
SWIFT CODE:	CHASUS33
Account Name:	The Crone Law Group, P. C. IOLTA Trust Account
Account #:	157802262
Reference:	"Ref.: Purchase of Purebase Shares – *[INSERT PURCHASER'S NAME]*"
Escrow Contact:	Russell Davidson – (415) 203-5116

(b) No Duty to Enforce Collection. The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the escrow account.

4. Closing and Disbursement of Shares and Escrowed Funds.

(a) Closing Instructions. Mr. Dockter and US Mine Corp shall provide Escrow Agent with joint written instructions (the "Closing Instruction") prior to the Closing, specifying:

(i) The date of the Closing;

(ii) Confirmation that Escrowed Funds in the aggregate amount of the Purchase Price have been received from the Share Transferees, and all other conditions in the Purchase Agreement have been satisfied; and

(iii) The names of the Share Transferees and number of Shares to be transferred to each Share Transferee.

(b) Distribution of Shares and Escrowed Funds. Upon receipt of a valid Closing Instruction executed by both Mr. Dockter and US Mine Corp, Escrow Agent shall:

(i) Cooperate with Mr. Dockter, US Mine Corp, and Equity Stock to facilitate the cancellation of the original Certificate and the re-issuance of new certificates or book-entry positions for the Shares in the name of the Transferees, as applicable; and

(ii) Wire the Escrowed Funds in the amount of the Purchase Price to a bank account designated by US Mine Corp.

(c) Escrow Agent shall act solely on such joint written instructions and shall have no responsibility to verify the payment or receipt of consideration beyond the representations in the Closing Instruction.

5. **Escrow Agent's Duties and Liabilities.**

(a) Escrow Agent's duties are purely ministerial and are limited to those expressly set forth in this Agreement. Escrow Agent shall incur no liability whatsoever except for willful misconduct, gross negligence, or fraud.

(b) Escrow Agent shall not be responsible for the validity, accuracy, or genuineness of any document or notice delivered to it and shall be entitled to rely upon any written notice, instruction, or other document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties.

(c) In the event of any disagreement between US Mine Corp and Mr. Dockter resulting in adverse claims or demands being made in connection with the Shares or the Escrowed Funds, or in the event that Escrow Agent is in doubt as to what action it should take, Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists. In such event, Escrow Agent shall not be or become liable in any way to US Mine Corp or Mr. Dockter for its failure or refusal to act, and Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of US Mine Corp and Mr. Dockter have been finally adjudicated by a court of competent jurisdiction, or (ii) Escrow Agent shall have received a joint written instruction from US Mine Corp and Mr. Dockter directing the disposition of the Shares and Escrowed Funds. Escrow Agent shall have the right, at its sole discretion, to interplead the Shares with a court of

competent jurisdiction located in the federal or state courts in California and thereby be fully released from all liability and obligations under this Agreement. All costs and expenses (including reasonable attorneys' fees) incurred by Escrow Agent in connection with such interpleader action shall be borne by Mr. Dockter.

6. **Escrow Agent's Fee**. Escrow Agent shall be entitled to compensation for its services hereunder as set forth in **Schedule 1** attached hereto and incorporated herein by reference. Such fees shall be paid by Mr. Dockter upon execution of this Agreement for any setup fee, and as otherwise specified in **Schedule 1**. Escrow Agent shall also be reimbursed by Mr. Dockter for reasonable out-of-pocket expenses incurred in connection with the performance of its duties hereunder.

7. **Indemnification of Escrow Agent**. Mr. Dockter agrees to indemnify, defend, and hold harmless Escrow Agent and its officers, directors, employees, and agents from and against any and all losses, liabilities, claims, damages, costs, and expenses (including reasonable attorneys' fees and court costs) arising out of or in connection with this Agreement or Escrow Agent's performance of its duties hereunder, or any action taken or omitted by Escrow Agent in good faith and in accordance with the terms of this Agreement, except to the extent such losses, liabilities, claims, damages, costs, or expenses are finally judicially determined to have been caused solely by Escrow Agent's willful misconduct or gross negligence. This indemnification shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

8. **Termination**. This Agreement shall terminate upon the earlier of:

(a) The disbursement of all Shares and Escrowed Funds from escrow in accordance with the terms hereof and the fulfillment of all obligations of Escrow Agent hereunder; or

(b) The joint written instruction of US Mine Corp and Mr. Dockter to Escrow Agent to terminate this Agreement, which instruction shall also direct the disposition of any Shares or Escrowed Funds then remaining in escrow; or

(c) The end of the Purchase Period, at which time any Shares remaining in escrow will be promptly released to US Mine Corp and any Escrowed Funds remaining in escrow will be returned to the appropriate Transferees; or

(c) The resignation or removal of the Escrow Agent as provided herein, and the appointment of a successor escrow agent.

9. **Resignation or Removal of Escrow Agent**.

(a) Escrow Agent may resign at any time by giving thirty (30) days' prior written notice to US Mine Corp and Mr. Dockter.

(b) US Mine Corp and Mr. Dockter may jointly remove Escrow Agent at any time by giving thirty (30) days' prior written notice to Escrow Agent.

(c) Upon such resignation or removal, US Mine Corp and Mr. Dockter may jointly appoint a successor escrow agent within such thirty (30) day period. If US Mine Corp and Mr. Dockter fail to appoint a successor escrow agent within such period, Escrow Agent may petition a court of competent jurisdiction to appoint a successor. If no successor escrow agent is appointed, the Escrow Agent shall cause any Shares remaining in escrow to be promptly released to US Mine Corp and any Escrowed Funds remaining in escrow to be returned to the appropriate Transferees.

(d) Upon appointment of a successor escrow agent and delivery of the Certificate and any other escrowed property to such successor, the resigning or removed Escrow Agent shall be discharged from all further duties and obligations hereunder.

10. **Notices**. All notices, requests, demands, instructions, and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent, provided such notice is sent by mail, postage prepaid, concurrently with transmission by e-mail, addressed as follows:

If to US Mine Corp:

US Mine Corp
P.O. Box 580, Ione, CA 95640
Attn: John Bremer
Email: john.bremer@usminecorp.com

If to Mr. Dockter:

Arthur Scott Dockter
14110 Ridge Road
Sutter Creek, CA 95685
Email: sdockter@purebase.com

If to Escrow Agent:

The Crone Law Group, P.C.
300 South Point Drive, Suite #1206
Miami Beach, FL 33139
Attn: Mark E. Crone
Email: mcrone@cronelawgroup.com

or to such other address or email address as any Party may hereafter designate by written notice to the other Parties.

11. **Governing Law and Jurisdiction**. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State

of California. All claims arising under or out of this Agreement shall be brought exclusively in the federal or state courts in California.

12. **Entire Agreement; Amendments.** This Agreement, together with the Schedule hereto (which is incorporated herein by reference), and the Purchase Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, understandings, and discussions, whether oral or written, of the Parties. This Agreement may not be amended, modified, or supplemented except by an instrument in writing signed by all Parties hereto.

13. **Severability**. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14. **Waiver**. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

15. **Assignment**. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, *provided, however,* that Mr. Dockter may assign his rights to acquire the Shares to designated purchasers upon written notice to US Mine Corp and Escrow Agent. Any purported assignment or delegation in violation of this Section shall be null and void.

16. **Binding Effect**. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns.

17. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, PDF, or other electronic signatures shall be deemed to be original signatures.

IN WITNESS WHEREOF, the Parties have caused this Stock Escrow Agreement to be executed by their duly authorized representatives as of the Effective Date.

US MINE CORP:

____

By: John Bremer
Title: President

____

ARTHUR SCOTT DOCKTER

ESCROW AGENT:

THE CRONE LAW GROUP, P.C.

____

By: Mark E. Crone
Title: Managing Partner

SCHEDULE 1

Escrow Agent Fee Schedule

Escrow Agent will be paid:

1. A set-up fee of $5,000, due at signing of the Agreement; and

2. A maintenance fee of $1,000 per Transferee, due upon receipt of funds.

Escrow Agent shall also be reimbursed for reasonable out-of-pocket expenses